SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 5, 2012

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-52710	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York		10286
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 5, 2012, BNY Mellon, N.A. and The Bank of New York Mellon, affiliates of The Bank of New York Mellon Corporation (collectively “BNY Mellon”) entered into a Stipulation of Settlement (the “Settlement Agreement”) related to a previously disclosed putative class action lawsuit pending in federal court in Oklahoma and initiated by CompSource Oklahoma concerning losses in connection with the investment of securities lending collateral in Sigma Finance Inc. (“Sigma”). The Settlement Agreement is subject to court approval.

Under the terms of the Settlement Agreement, BNY Mellon will make a payment of $280 million for a full and complete release of all Sigma-related claims that were made or could have been brought against it or its affiliates by members of the alleged class (the “Class”). BNY Mellon may enter into additional settlements relating to losses in connection with Sigma investments incurred by securities lending clients not included in the Class or who opt out of the Settlement Agreement.

Copies of the Settlement Agreement and the press release announcing the settlement are attached as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference. The description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

BNY Mellon recorded an after-tax charge in the second quarter of 2012 of approximately $210 million ($350 million pre-tax) primarily related to claims involving Sigma investments, referenced in Item 1.01 above.

In addition, BNY Mellon has performed a preliminary review of the recent notices of proposed rulemaking and the final rule released by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation on June 7, 2012 on the implementation of new risk-based capital rules. As a result of its preliminary review, BNY Mellon estimates that the impact of the new rules, on a fully implemented basis, will be to increase BNY Mellon’s Basel III Tier 1 common equity ratio by over 100 basis points. The Basel III Tier 1 common equity ratio as of March 31, 2012 was 7.6%. The expected increase is primarily due to the estimated reduction in risk-weighted assets related to BNY Mellon’s securities portfolio.

The information presented in this Current Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, its Basel III Tier 1 common equity ratio. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2011 and in BNY Mellon’s other subsequent filings with the Securities and Exchange Commission. All statements in this Form 8-K speak only as of July 6, 2012 and BNY Mellon undertakes no obligation to update the information in this Form 8-K to reflect events or circumstances that arise after that date or reflect the occurrence of unanticipated events, except as required by federal securities laws.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	EXHIBITS.

Exhibit Number	Description

10.1	Settlement Agreement dated July 5, 2012.

99.1	The Bank of New York Mellon Corporation Press Release dated July 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: July 6, 2012	By:	/s/ Craig T. Beazer
	Name:	Craig T. Beazer
	Title:	Assistant Secretary

EXHIBIT INDEX

Number	Description	Method of Filing

10.1	Settlement Agreement dated July 5, 2012.	Filed herewith

99.1	Press Release dated July 6, 2012.	Filed herewith